Exhibit 107

Calculation of Filing Fee Table

424b7

(Form Type)

Canopy Growth Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Shares, no par value	457(c) 457(r)	4,257,129	$5.175	$22,030,642.58	0.0000927	$2,042.25	(3)
	Total Offering Amounts					$22,030,642.58	—	$2,042.25

	Total Fees Previously Paid					—	—	—

	Total Fee Offsets					—	—	—

	Net Fee Due					—	—	$2,042.25

(1)

Consists of a maximum of 4,257,129 common shares to be sold by the selling securityholders. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Shares (“Common Shares”) in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $5.175 per share, the average of the high and low prices of the Common Shares, as reported on the Nasdaq Capital Market on May 12, 2022.

(3)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-253399) paid with the filing of this prospectus supplement.